Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of ________ __, 2026 by and between Matthew Hutchings (the “Executive”) and SeeQC UK Limited. (the “Company”), a wholly owned subsidiary of SeeQC, Inc. (the “Parent”). The Executive and the Company are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue be employed by the Company on the terms contained herein, which terms shall replace and supersede any and all prior agreements between Executive and the Company related to the Executive’s employment by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Employment.

(a) Position and Duties. The Executive shall serve as the Chief Product Officer & Co-Founder of the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer of the Parent (the “CEO”), provided that such duties are consistent with the Executive’s position. The Executive shall report solely and directly to the CEO. The Executive shall devote substantially all of the Executive’s working time and efforts to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board of Directors of the Parent (the “Board”), with such approval not to be unreasonably withheld, and engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s obligations or performance of Executive’s duties to the Company as provided in this Agreement.

(b) Employment Status. The Executive shall be employed by the Company on the terms set out in this Agreement. The Executive’s employment may be terminated by either party in accordance with the provisions of Section 3.

(c) Location. The principal place of employment of the Executive as of the Effective Date will at the Company’s offices located in London, UK, subject to reasonable travel required in connection with the performance of services.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial annual base salary shall be GBP $163,078. Subject to, and effective as of, the closing of the transactions contemplated under that certain Agreement and Plan of Merger dated January 16, 2026, by and among the Parent, Allegro Merger Corp. and SEEQC Merger Sub, Inc. (the “Merger Agreement”), the Executive’s annual base salary shall be increased to GPB 243,750. The base salary shall be evaluated periodically for increase by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Annual Bonus. For each calendar year of the Executive’s employment, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”). The Annual Bonus shall be based on a target annual incentive compensation opportunity equal to 50% of the Executive’s Base Salary and may be subject to such business and individual performance criteria as established by the Board or the Compensation Committee in its sole discretion. The Annual Bonus shall be based on the achievement of the performance criteria as established by the Board or the Compensation Committee, and the amount of the Annual Bonus may exceed the Executive’s target annual incentive compensation opportunity in the event of outperformance of such criteria. The Annual Bonus for each year shall be paid to the Executive as soon as reasonably practicable following the end of such year and at the same time that other senior executives of the Parent receive bonus payments, but in no event later than March 15 following the end of the calendar year to which such Annual Bonus relates. To earn the Annual Bonus, the Executive must be employed by the Company on the day such Annual Bonus is paid (except as otherwise set forth in Sections 4 and 5).

(c) Employee Benefits. The Executive will be entitled to participate in the Company’s employee benefit plans and programs in effect from time to time, subject to the terms of such plans and programs. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time; provided, the Executive shall not be treated less favorably than other senior officers of the Company generally. When required to travel on Company business, the Executive shall be entitled to business class air travel on international flights and flights in excess of five hours (and the Company shall reimburse pay or reimburse the Executive for the cost of such trips).

(d) Pension. The Company will comply with the employer auto-enrolment duties in respect of the Executive in accordance with part 1 of the Pensions Act 2008. The Company may vary or discontinue any scheme in place from time to time. The Company is entitled and authorised to deduct from the Executive’s remuneration any amounts payable by the Executive as member contributions to any pension scheme that the Company is using from time to time.

(e) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and documented out-of-pocket business expenses incurred by the Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(f) Paid Time Off. The Executive shall be entitled to 25 days of annual leave in each full calendar year (in addition to the usual bank and public holidays which apply in England), which shall accrue ratably, and shall be subject to the Company’s paid time off policy. This is inclusive of the Executive’s statutory holiday entitlement. The Executive shall also be entitled to all paid holidays given by the Company to its executives. For the avoidance of doubt, the Executive’s entitlement to paid annual leave will not fall below the statutory minimum of 5.6 weeks (or such other minimum as may be prescribed by law from time to time). The Company may require the Executive to take any accrued but unused holiday entitlement during any period of notice given to terminate the employment or at any other time or, if applicable, any such holiday will be deemed to be taken during any period of Garden Leave.

(g) Long Term Incentive Plans. The Executive shall be eligible to participate in all annual and long-term equity incentive plans and programs of the Parent in accordance with the terms of such plans as in effect for other senior officers of the Parent and the Company, at levels determined by the Board (or Compensation Committee, if applicable) in its sole discretion, including after consideration of applicable peer group and benchmarking data, with the first such award being granted, subject to the approval of the Board (or Compensation Committee, if applicable) as soon as practicable following the closing of the transactions contemplated under Merger Agreement.

(h) Director and Officer Liability Insurance; Indemnification. The Executive shall be eligible for and entitled to insurance coverage under the Company’s director and officer liability insurance policy in accordance with the policy and shall be eligible for and entitled to indemnification in accordance with the Company’s corporate governance and organizational arrangements. Such insurance coverage and indemnification shall continue in effect both during the term of employment and, while potential liability exists, thereafter, to the same extent as provided to active directors and senior officers.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable adjustments for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable adjustments, the Executive (or his guardian or representatives) may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive (or the Executive’s guardian or representatives) has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Equality Act 2010.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment with immediate effect without notice or payment in lieu of notice for Cause. In the event of such termination, the Company is not obliged to make any further payment to the Executive except such salary as has accrued at the date of termination and payment in respect of accrued but untaken statutory holiday. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting an act of willful misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates; (ii) the Executive’s conviction of any criminal offence (other than a minor road traffic offence not resulting in a custodial sentence), or any willful and material misconduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive was retained in the Executive’s position; (iii) continued refusal by the Executive to perform the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (iv) a material breach by the Executive of any of the provisions contained in this Agreement, or in any other material agreement between the Executive and the Company or any of its subsidiaries or affiliates; or (v) a material violation by the Executive of the material written employment policies the Company or any of its subsidiaries or affiliates. No action or inaction shall be treated as willful unless done or not done in bad faith and without a reasonable belief such action was in the best interests of the Company. Poor performance shall not in and of itself constitute Cause. Cause shall not result from reasonable actions taken by the Executive following lawful directions from the Board or in reliance of the reasonable advice of counsel to the Company.

(d) Termination Without Cause. Either party is required to give the other at least 3 months’ written notice of termination of the employment. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Payment In Lieu Of Notice. At its absolute discretion the Company may at any time (including without limitation after notice of termination has been given by either party) lawfully terminate this agreement with immediate effect by notifying the Executive in writing that the Company is exercising its right under this clause and that it will make within 45 days a payment or the first instalment of a payment in lieu of notice (Payment in Lieu). The Payment in Lieu will be equal to the Executive’s base salary for the then unexpired period of notice (subject to deductions required by law including the deduction at source of income tax and national insurance contributions). The Executive has no right to a Payment in Lieu unless the Company has exercised its discretion in this clause. For the avoidance of doubt, the Payment in Lieu will not include any element in relation to:

(i) any bonus or commission payments, or payments, rights or benefits under any share option or long term incentive plan or salary sacrifice scheme that might otherwise have been due had the Executive worked for the Company during the notice period for which the Payment in Lieu is made;

(ii) any payment in respect of benefits which the Executive would have been entitled to receive had the Executive worked for the Company during the notice period for which the Payment in Lieu is made; and

(iii) any payment in respect of any holiday entitlement that would have accrued had The Executive worked for the Company during the notice period for which the Payment in Lieu is made.

(f) Payment In Lieu Of Notice – Recovery. The Executive will not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Executive’s employment for Cause in accordance with Section 3(c) and in that case the Company will also be entitled to recover from the Executive any instalments of the Payment in Lieu already made.

(g) Garden Leave. Following notice to terminate the Executive’s employment being given by the Company or the Executive, or if the Executive purports to terminate the Executive’s employment in breach of contract, the Company may give the Executive notice that the Executive is not to perform any services (or to perform only specified services) for the Company or for any company within its group (“Group Company”) for all or part of the applicable notice period required under Section 3(d) (“Garden Leave”). During any period of Garden Leave the Executive will:

(i) continue to receive the Executive’s salary and other contractual benefits under this agreement in the usual way and subject to the terms of any benefit arrangements;

(ii) remain an employee of the Company and remain bound by the Executive’s duties and obligations, whether under this agreement or otherwise, which will continue in full force and effect;

(iii) not contact or deal with (or attempt to contact or deal with) any customer, client, supplier, agent, distributor, shareholder, employee, officer or other business contact of the Company or any Group Company without the prior written consent of the Company;

(iv) not (unless otherwise requested) enter onto the premises of the Company or any Group Company without the prior written consent of the Company;

(v) not commence any other employment or engagement (including taking up any directorships or consultancy services;

(vi) provide such assistance as the Company or any Group Company may require to effect an orderly handover of the Executive’s responsibilities to any individual or individuals appointed by the Company or any Group Company to take over the Executive’s role or responsibilities; and

(vii) make themselves available to deal with requests for information, to provide assistance, to attend meetings and to advise on matters relating to the Business. In connection with this clause the Executive must ensure that the Executive’s line manager knows how the Executive can be contacted during each working day (with the exception of such periods of Garden Leave which are taken as holiday).

(h) Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s Base Salary and annual incentive opportunities, except for across-the-board salary or annual incentive reductions not to exceed 10% in the aggregate based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a material reduction of the Executive’s authority, duties, position, title, reporting lines or responsibilities, provided that a reduction in authority, duties, position, title, reporting lines or responsibilities resulting solely by virtue of the Parent or the Company being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise will not constitute “Good Reason”; (iii) a change in the geographic location at which the Executive provides services to the Company which increases the Executive’s one-way commuting distance more than 35 miles; or (iv) the material breach by the Company of this Agreement or any other material agreement between the parties (each a “Good Reason Condition”). “Good Reason Process” shall mean that (A) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (B) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 30 days of the first occurrence of such Good Reason Condition; (C) the Company fails to remedy the condition during the 30-day period following the Executive’s written notice of a Good Reason Condition (the “Cure Period”); and (D) the Executive terminates the Executive’s employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(i) Notice of Termination. Any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

4. Compensation Upon Termination.

(a) Compensation Generally. If the Executive’s employment with the Company terminates for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(e) of this Agreement) and unused paid time off that accrued through the Date of Termination on or before the time required by law; (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans, and (iii) in the event that the Executive’s employment with the Company terminates for any reason other than for Cause, any Annual Bonus earned and unpaid for any prior full calendar year for which the Executive provided service to the Company, which shall be paid at the same time that other senior executives of the Company receive bonus payments, but in no event later than March 15 following the end of the calendar year to which such Annual Bonus relates (collectively, the “Accrued Benefits”).

(b) Termination by the Company without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause, or the Executive terminates the Executive’s employment with Good Reason, then the Company shall pay the Executive the Accrued Benefits. In addition, subject to the Executive signing a separation agreement and general release in substantially the form attached hereto as Exhibit A (the “Release”), the Release becoming irrevocable and fully effective all within the time period set forth in the Release, but in no event later than 60 days after the Date of Termination, and the Executive not breaching any of the Executive’s post-employment contractual obligations to the Company (provided, that, the Company shall provide the Employee with written notice of any such breach and not less than 30 days to cure, if curable):

(i) the Company shall pay the Executive an amount equal to the product of (A) 0.75 times (B) the Executive’s then-current Base Salary (disregarding any reduction in Base Salary in the preceding six months and less an amount equal to the Executive’s Base Salary for the duration of the Executive’s applicable notice period) which shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine months following the Date of Termination; provided, however, that payments otherwise scheduled to be made prior to the effective date of the Release shall instead accrue and be paid in the first payroll following the effective date of the Release;

(ii) a payment equal to the product of (A) the Executive’s Annual Bonus for the calendar year that includes the date of termination, calculated based on actual performance for the full calendar year, and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (a “Pro Rata Bonus”), which Pro Rata Bonus will be payable at the same time as executive bonuses are paid generally under the applicable Company bonus plan, but in no event later than March 15 of the year following the year in which the termination occurs;

(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination the Company will continue to provide or pay for the Executive’s private medical insurance coverage (and that of the Executive’s qualifying family members, to the extent such coverage was provided immediately prior to the Date of Termination), following the Date of Termination up until the earlier of either (i) the end of the nine month period following the Date of Termination or (ii) the date on which the Executive begins full-time employment with another company or business entity which offers comparable health insurance coverage to the Executive (such period, the “Non Change in Control Payment Period”). In the event that continued coverage on the Company’s group health plan is not possible, the Company shall in lieu thereof pay the Executive a taxable cash amount equal to the employer portion of premiums for medical insurance coverage for the applicable period (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments. The Health Care Benefit Payment shall be paid until the expiration of the Non Change in Control Payment Period;

(iv) notwithstanding anything to the contrary in any applicable equity award agreement, and subject to Section 5 below, all outstanding equity awards subject to time-based vesting that are held by the Executive as of the Date of Termination and that would have vested if the Executive had remained employed for 12 months following the Date of Termination (or such longer period provided in any applicable equity award agreement) will accelerate and become fully vested and, as applicable, exercisable or nonforfeitable as of the later of (A) the Date of Termination or (B) the effective date of the Release;

(v) subject to Section 5 below, each outstanding unvested performance-based equity award held by the Executive as of the Date of Termination shall be subject to vesting as provided for in the applicable equity award agreement; and

(vi) any vested stock option held by the Executive which is outstanding as of the Date of Termination, may continue to be exercised by the Executive (or, in the event of his death or disability, by his legal representative or the legal representative of his estate) until the earlier of (i) the one-year anniversary of the Date of Termination (or, if later, 12 months following the date such vested stock option became vested pursuant to Section 4(a)(iv) or (v) above)), or such later date as may be set forth in the applicable plan or award agreement, and (ii) the tenth (10th) anniversary of the grant date of such vested stock option.

5. Compensation Upon Termination In Connection With Change in Control. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control (as defined below). These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to the Executive’s assigned duties and the Executive’s objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs on or within the six-month period prior to or the 12-month period immediately following the occurrence of the first event constituting a Change in Control. These provisions shall not be applicable with respect to any termination of the Executive’s employment which occurs more than six months prior to a Change in Control or any termination which occurs more than 12 months after the occurrence of the first event constituting a Change in Control. For the avoidance of doubt, these provisions are all subject to the Executive entering into the Release as set out herein.

(a) Change in Control Severance Benefits. If within the six-month period prior to or the 12-month period after a Change in Control, the Executive’s employment is terminated by the Company without Cause or the Executive terminates the Executive’s employment for Good Reason, then, subject to the signing of the Release by the Executive and the Release becoming irrevocable, within the time period set forth in the Release, but in no event later than 60 days after the Date of Termination:

(i) the Company shall pay the Executive an amount equal to the product of (A) 1.0 times the sum of (x) the Executive’s then-current Base Salary plus (y) the Executive’s then-current target Annual Bonus for the calendar year which includes the year of termination (disregarding any reduction in Base Salary and/or target Annual Bonus in the preceding six months and less an amount equal to the Executive’s Base Salary for the duration of the Executive’s applicable notice period), which shall be paid in a lump sum within 60 days after the Date of Termination; provided, however, that payments otherwise scheduled to be made prior to the effective date of the Release shall instead accrue and be paid in the first payroll following the effective date of the Release;

(ii) payment of a Pro Rata Bonus for the calendar year that includes the date of termination, which Pro Rata Bonus will be payable at the same time as executive bonuses are paid generally under the applicable Company bonus plan, but in no event later than March 15 of the year following the year in which the termination occurs;

(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination, the Company will continue to provide or pay for the Executive’s private medical insurance coverage (and that of the Executive’s qualifying family members, to the extent such coverage was provided immediately prior to the Date of Termination), following the Date of Termination up until the end of the 12-month period following the Date of Termination (such period, the “Change in Control Payment Period”). In the event that continued coverage on the Company’s group health plan is not possible, the Company shall in lieu thereof pay the Executive the Health Care Benefit Payment. The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments. The Health Care Benefit Payment shall be paid until the expiration of the Change in Control Payment Period;

(iv) all outstanding equity awards subject to time-based vesting that are held by the Executive as of the Date of Termination shall become fully vested and, as applicable, exercisable as of the later of (A) the Date of Termination or (B) the effective date of the Release;

(v) each outstanding unvested performance-based equity award held by the Executive as of the Date of Termination shall be subject to vesting as provided for in the applicable equity award agreement; and

(vi) any vested stock option held by the Executive which is outstanding as of the Date of Termination, may continue to be exercised by the Executive (or, in the event of his death or disability, by his legal representative or the legal representative of his estate) until the earlier of (i) the one-year anniversary of the Date of Termination (or, if later, 12 months following the date such vested stock option became vested pursuant to Section 5(a)(iv) or (v) above), or such later date as may be set forth in the applicable plan or award agreement, and (ii) the tenth (10th) anniversary of the grant date of such vested stock option.

In the event that the Executive is entitled to receive severance payments under Section 4(b) and, within the six-month period following the date of termination, a Change in Control occurs, then the Executive shall thereafter receive severance only under this Section 5, provided that (1) the amount of any payments under this Section 5 shall be reduced by the amount of any payments actually paid to the Executive pursuant to the corresponding provisions of Section 4(b) prior to the Change in Control, (2) in no event shall the Executive receive severance in excess of what is provided under this Section 5, and (3) for purposes of payment or vesting of amounts in Section 5(a)(i), (ii), (iii), (iv) or (v), references to payment or vesting as of “the Date of Termination” in this Section 5 shall be deemed to be references to the date of the Change in Control.

(b) Non-Deductibility/Excise Tax.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Parachute Payments”), would be subject to the excise tax (the “Excise Tax”) imposed by, Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or would otherwise be non-deductible under Section 280G of the Code, the following provisions shall apply:

(A) If the Parachute Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Parachute Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(B) If the Threshold Amount is less than (x) the Parachute Payments, but greater than (y) the Parachute Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Parachute Payments which are in excess of the Threshold Amount, then the Parachute Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Parachute Payments shall not exceed the Threshold Amount. In such event, the Parachute Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(ii) For the purposes of this Section 5(b), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less $1.00; and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(iii) All calculations and determinations under Sections 5(b)(i) and 5(b)(ii) shall be made by an independent accounting firm or independent tax counsel appointed by the Company and agreed to by the Executive (with such agreement not to be unreasonably withheld) immediately prior to the Change in Control (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes, absent manifest error. For purposes of making the calculations and determinations required by Sections 5(b)(i) and 5(b)(ii), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under Sections 5(b)(i) and 5(b)(ii). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services. The Company and the Executive shall cooperate in case of a potential change in ownership or control of the Company to consider alternatives to mitigate any Section 280G exposure, including the valuation of any noncompetition covenants and/or acceleration of incentive compensation, although the Company cannot guarantee any such alternatives will be available or approved by the Company and neither the Executive nor the Company shall be obligated to enter into them.

(c) Definitions. For purposes of this Agreement, “Change in Control” shall mean any of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Parent, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Parent or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, together with any securities held by such Person, of securities of the Parent representing 50% or more of the combined voting power of the Parent’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Parent); provided, however, that for purposes of this subsection, (A) the acquisition of additional Voting Securities by any one Person, who is considered to own more than fifty percent (50%) of the Voting Securities of the Parent as of immediately before such change in ownership will not be considered a Change in Control, and (B) if the stockholders of the Parent immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of Voting Securities immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the Voting Securities, such event will not be considered a Change in Control; or

(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger of the Parent where (x) the stockholders of the Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Parent.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) above solely as the result of an acquisition of securities by the Parent which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50% or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Parent) and immediately thereafter beneficially owns 50% or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i). For the avoidance of doubt, a migratory merger of the Parent for the principal purpose of redomiciling the Parent shall not constitute a Change in Control.

6. Section 409A. To the extent applicable, the benefits provided under this Agreement are intended to qualify for one or more exemptions from application of Section 409A to the maximum extent such exemptions are available. To the extent applicable, each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, the following provisions shall apply.

(a) Notwithstanding anything to the contrary set forth herein, the Executive shall receive the severance benefits described in this Agreement (the “Severance Benefits”) if and only if Executive duly executes and returns to the Company within the applicable time period set forth therein, the Release and permits the release of claims contained therein to become effective in accordance with its terms no later than (60 days following the Date of Termination (such latest permitted date, the “Release Deadline”)). To the extent the Severance Benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which the Executive separates from service, the Release will not be deemed effective any earlier than the Release Deadline. Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date (or deemed effective date) of the Release. Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the following paragraph, on the first regular payroll pay day following the effective date of the Release, the Company will pay the Executive the Severance Benefits the Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled.

(b) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death (the “Specified Employee Initial Payment Date”). If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(c) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e) To the extent applicable, the Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Parties agree that this Agreement may be amended, as reasonably requested by either party in good faith, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the intended payments and economic benefits provided hereunder to the maximum extent possible without additional cost to either party.

(f) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Confidentiality and Proprietary Rights. As a condition of employment, the Executive previously executed, and will continue to abide by, the Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

8. Third-Party Agreements and Rights. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s duties for the Company as contemplated under this Agreement will not violate any obligations the Executive may have to any other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such other party.

9. No Conflicts. The Executive agrees that while employed by the Company the Executive shall not, without the prior written consent of the Company, either directly or indirectly, through an affiliated or controlled entity or person, or as an employee, partner, consultant, proprietor, principal, agent, or otherwise in any other capacity, work for, render services to, own, manage, operate, engage in any business anywhere in the world which is in competition with the business of the Parent and the Company, or which otherwise constitutes a conflict of interest or commitment.

10. Severability; Enforceability. If any provision of this Agreement, or any part thereof, is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement without violating applicable law. Further, in the event that any provision of this Agreement (or any part thereof) is declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11. Withholding. The Company shall withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

12. No Mitigation; No Offset. In no event shall the Executive be obligated to seek or obtain other employment after the Date of Termination, or take any other action by way of mitigation of the amounts payable to the Executive pursuant to Section 4 or Section 5 of this Agreement, and such amounts shall not be reduced, whether or not the Executive obtains other employment.

13. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person, by email (return receipt requested) or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

17. Governing Law. The terms of this Agreement and the resolution of any dispute as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, the Executive’s employment with the Company or any other relationship between the Executive and the Company (a “Dispute”) will be governed by the laws of England and Wales. The Executive and the Company consent to the exclusive jurisdiction of the courts of England and Wales in connection with any Dispute or any claim related to any Dispute.

18. Successor to Company. This Agreement shall inure to the benefit of and be enforceable by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

19. No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the parties and the Company’s respective successors and permitted assigns and shall not confer upon any other person any remedy, claim, liability, reimbursement, or other right. The Agreement is not intended and shall not be construed to create any third-party beneficiaries or to provide to any third parties with any remedy, claim, liability, reimbursement, cause of action, or other right or privilege. In the event of the Executive’s death, the Company shall provide the Executive’s estate (or beneficiaries) with any payments due to the Executive under this Agreement.

20. Integration. This Agreement and the attached exhibits constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior written or oral agreements between the Parties concerning such subject matter.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

SEEQC, INC.

By:
Name:
Title:

MATTHEW HUTCHINGS

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

Exhibit B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT